Draft 11

MAJESCO ENTERTAINMENT COMPANY ANNOUNCES FOURTH QUARTER

AND YEAR-END FISCAL 2007 FINANCIAL RESULTS

- Execution of Mass-Market Game Strategy Drives Progress Toward Profitability -

- 2007 Revenue In Line with Guidance, Increases Gross Margin to 33.9 Percent -

EDISON, N.J. — January 14, 2008 — Majesco Entertainment Company Inc. (NASDAQ: COOL), an innovative provider of video games for the mass market, today reported financial results for the fourth quarter and full-year ended October 31, 2007.

Jesse Sutton, Chief Executive Officer of Majesco Entertainment, said, “In 2007 we continued to execute on our strategy. We made substantial operating and financial progress, laying the groundwork for continued growth and improved profitability in the year ahead. We successfully implemented our mass-market casual game strategy, as we published 19 games in 2007 including 13 for the DS and our first two Wii games. We streamlined our operations and reduced expenses. For the full year, financing and factoring costs were down 35 percent, facilitated by our additional capital. We improved our gross margins by 420 basis points to 33.9 percent, reduced our non-GAAP operating loss for the year by $6.5 million, or 84 percent, and made substantial progress in moving toward profitability. With this improved efficiency and the additional capital from our recent equity financing, we are well-positioned for growth in 2008 and 2009.”

“We enter 2008 with positive momentum and remain committed to executing on our business plan while maintaining a disciplined financial approach,” continued Sutton. “Our relationships with the nation’s major retailers are solid and we are on track in expanding our product line. Further, the launch of our new studio will allow us to gradually and prudently build a library of valuable intellectual property. Our balance sheet is much improved, reflecting our 2007 financing, as well as our efforts to reduce liabilities and lower our overall cost of capital. With our focused strategy and improved financial position, we are well positioned to capitalize on the continued growth of the casual gaming market.”

Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics

During the twelve months ended October 31, 2007, the Company recorded a $2.8 million charge in connection with the expected settlement of a class action litigation. The charge is comprised of $2.5 million, representing the fair value, on the date the agreement was executed, of the common stock expected to be distributed when the settlement becomes effective and $0.3 million representing the increase in the value of the shares since that date.

The Company will adjust the fair value of the liability to the fair value of the shares expected to be distributed at each balance sheet date and record the resulting change as a non-cash charge to earnings in each period until the shares are distributed. The settlement provides that if the fair value of the stock falls below $2.5 million, the Company will issue additional shares, subject to certain limitations, with a fair market value equal to the amount of the decrease. Therefore, the liability will not be adjusted below $2.5 million.

In addition, during the twelve months ended October 31, 2006 and 2007, the Company recorded gains related to vendor settlements of $4.8 million and $266,000, respectively. Also, during the fourth quarter of 2007, the Company raised $5.9 million in capital. As part of that transaction, warrants to purchase shares of the Company’s common stock were issued that contain a provision that under certain circumstances in which the Company is sold, merged, or otherwise enters into a “fundamental transaction”, as defined in the warrant agreement, with a company that is not publicly traded, the warrants may be settled by a cash payment. Therefore, the warrants were recorded as a liability at their fair value of $2.1 million in accordance with FASB statement No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Staff position 150-1 Issuers Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement 150. The Company will measure the fair value of the warrants at each balance sheet date, and record the change in fair value as a non cash charge or gain to earnings each period. The warrants were valued at $1.5 million at October 31, 2007.Due to fluctuations in the Company’s stock price, this resulted in a non-cash gain of $0.6 million during the quarter ended October 31, 2007.

To facilitate a comparison between these periods, the Company has presented both GAAP and non-GAAP financial results. GAAP financial measures, including gain on settlement of liabilities and other gains, settlement of litigation and related charges net, change in fair value of warrants, operating income, net income, and basic and diluted loss per share, have been adjusted to report non-GAAP financial measures that exclude these charges and income related to gains on these settlements and warrants. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to GAAP results.

Comparison of Three Months Ended October 31, 2007 to October 31, 2006

— Net revenue was $11.9 million in 2007, compared to $21.5 million in 2006. The decrease was primarily attributable to a strong performance of JAWS™ Unleashed and the launch of Cooking Mama 1 for the DS, introduced in the third and fourth quarters of 2006, respectively, and a very strong fourth quarter value pricing program last year.

— Net revenue for the fourth quarter of 2007 was comprised of 68 percent from new releases and 32 percent from catalog. 21 percent of net revenue was from sales of games for console systems including 8 percent contributed from the Wii. 79 percent of net sales were from games for handheld systems including 72 percent contributed from games for the DS. This compares to 2006 when 65 percent came from new releases and 30 percent came from catalog and 5 percent from other digital products. Also in 2006, 30 percent of revenues were contributed from games for console systems and 70 percent from handheld systems, including 36 percent from games developed for the DS, in the fourth quarter of 2006.

— Gross margin was 31.2 percent, compared to 19.8 percent in 2006, reflecting the higher margins attributable to Wii games and Cooking Mama (DS and Wii).

— The GAAP operating loss was $1.5 million, compared to 2006 operating loss of $1.9 million. Non-GAAP 2007 operating loss was $1.2 million, compared to a non-GAAP operating loss of $2.1 million in 2006.

— GAAP net loss was $961,000, or $0.04 per share, compared to 2006 net loss of $2.9 million, or $0.13 per share. Non-GAAP net loss was $1.2 million, or $0.05 per share, compared to a non-GAAP net loss of $3.1 million, or $0.14 per share, a reduction of 61 percent.

Comparison of Year Ended October 31, 2007 to October 31, 2006

— Net revenue was $51.0 million, consistent with the Company’s guidance. This compares to $66.7 million in 2006. The decrease was primarily attributable to the Company’s shift in strategy away from publishing higher priced premium games in 2007, and a very strong fourth quarter value pricing program last year.

— Net revenue was comprised of 58 percent from new releases, 36 percent from catalog product and 6 percent from other digital entertainment products. 30 percent of net revenue was from sales of games for console systems including 20 percent contributed from the Wii. Handheld systems contributed 64 percent of net revenue, including 56 percent generated by games for the DS. This compares to revenues of 57 percent from new releases, 33 percent from catalog and 10 percent from other digital entertainment products in 2006. Also for 2006, console games contributed 34 percent to revenues while handheld games and other entertainment products contributed 56 percent and 10 percent, respectively. The 56 percent from handheld includes 24 percent for the DS.

— Gross margin was 33.9 percent, compared to 29.7 percent in 2006, reflecting the higher margins attributable to Wii games and Cooking Mama (DS and Wii).

— Including the aforementioned litigation charges, the GAAP operating loss was $3.8 million. This compares to 2006 GAAP operating loss of $3.0 million. Non-GAAP 2007 operating loss was $1.3 million, compared to a non-GAAP operating loss of $7.7 million in 2006, an improvement of $6.4 million, or 84 percent.

— GAAP net loss was $4.8 million, or $0.20 per share, compared to a GAAP net loss of $5.4 million, or $0.24 per share in 2006. Non-GAAP net loss was $2.8 million, or $0.12 per share, compared to a non-GAAP net loss of $10.1 million, or $0.45 per share in 2006, an improvement of 72 percent.

— Interest expense and financing costs decreased 35 percent in 2007 to $1.6 million from $2.4 million in 2006, as the Company benefited from the additional capital and negotiating better terms with its financing sources.

— At October 31, 2007, the company had cash of $7.3 million.

Class Action Update

As previously announced, the Company entered into agreements to settle certain litigations pending in the United States District Court, District of New Jersey: a securities class action brought on behalf of a purported class of purchasers of the Company’s securities, a private securities action filed by Trinad Capital Master Fund, Ltd., and a second action filed by Trinad purportedly on behalf of the Company.

Under the terms of the settlement agreement in the securities class action, which is subject to notice to the shareholder class and court approval, the Company’s insurance carrier will make a cash payment and the Company will contribute shares of its common stock with a market value of $2.5 million. The shares being contributed to the settlement will be distributed to the settlement class if and when the court grants final approval to the settlement and the settlement becomes effective.

At this time, the Company cannot estimate the exact number of shares that will be contributed to the settlement, however, it will not be less than 1.8 million shares. Further, if the average closing bid price of the Company’s common stock for the 20 days prior to the settlement becoming effective is less than $1.37, the Company would have to issue additional shares to fulfill its obligation under the settlement, or could, under certain circumstances determine not to conclude the settlement and revert back to disputing the class claims.

Announced Product Line-up

First Quarter 2008 ending January 31, 2008:

All of the following titles have, or are expected to be released in North America during the Company’s first quarter:

— Cooking Mama 2: Dinner with Friends for the DS is the sequel to the award-winning original that includes 80 all-new recipes, extensive customization and a tasting mode with friends.

— Left Brain Right Brain for the DS is the only brain game that promotes ambidexterity through a series of mini-games that requires players to flip the DS and play with both their dominant and non-dominant hands.

— Furu Furu Park for the Wii, originally slated for release in the fourth quarter of 2007, is a collection of 30 mini-games, including arcade classics like Arkanoid and Bubble Bobble, that all take advantage of the range of motion possible via Wii Remote™ play.

Fiscal 2008

To date, the Company has announced the following titles that are expected for release during the rest of fiscal 2008:

— Pet Pals: Animal Doctor for the DS invites players to step into the challenging world of veterinary medicine by diagnosing and treating 30 different medical cases created by real vets.

— Mega Brain Boost for the DS offers exceptional value by including three full brain games designed to improve memory and concentration on one cartridge.

— Nanostray 2 for the DS is the sequel to the very first 3D shooter available on the DS and delivers thrilling non-stop shooting action combined with stunning graphics.

— Blokus Portable: Steambot Championship for the PSP® (PlayStation®Portable), is based on the world-renowned Blokus board game and blends its award-winning strategic gameplay with the anime characters from the Steambot Chronicles series.

— Cake Mania 2 for the DS is the sequel to the best-selling DS game based on Sandlot Games’ award-winning downloadable title. Players will lead Jill through more than 200 different levels of baking and frosting madness with an all-new customer base, exotic locations, kitchen upgrades and multiple endings.

— Eco Creatures: Save the Forest for the DS is a real-time strategy game in which players must control units of woodland creatures through a unique environmental adventure. An Eco-Creatures playable demo will be featured from the end of January through May in 10,000 Nintendo DS kiosks located at retailers nationwide.

— Wild Earth: African Safari for the Wii is a first person safari adventure that challenges players to capture award-winning photos of the continent’s exotic wild life.

— Blast Works: Build, Trade & Destroy for the Wii, is set to release in May in order to fully incorporate a number of enhancements that will dramatically improve the title’s overall appeal. BlastWorks is a unique, geometric shooter that lets players build their own shooter experience via intuitive ship and level editors, then share their creations online with friends via Wii Connect 24.

— Wonderworld Amusement Park for the Wii brings to life a fully 3D world of boardwalk games, rides and prizes across multiple themed areas that players can explore with personalized avatars.

— The sequel to the best-selling Cooking Mama Cook Off game for the Wii that has sold more than 300,000 units and challenges players to use the Wii Remote as the ultimate cooking utensil.

First Quarter 2009 ending January 31, 2009:

To date, the Company has announced the following titles that are expected for release during the fiscal first quarter of 2009:

— Our House for the Wii turns the Wii Remote into the ultimate creation tool that lets players design, build and decorate their own personalized trophy home, and then share it with friends in an online neighborhood via Wii Connect 24.

— A to-be-titled original music-based video game scheduled for release in late calendar 2008 from legendary game designer and multimedia musician, Masaya Matsuura, and famed New York artist Rodney Alan Greenblat. Creators of the highly acclaimed, best-selling PaRappa the Rapper series, Matsuura and Greenblat will bring their engaging gameplay and distinctive art style to the Wii home video game system for the first time.

— We will continue to support the best selling casual game from Sandlot Games by publishing Cake Mania for the Wii. The game will integrate motion-based control with the series’ signature cake-baking gameplay.

Fiscal 2008 Outlook

The Company expects 2008 full year net revenue to be in the range of $53 million to $58 million. In addition, the Company expects 59 percent of its net revenue to be from handheld titles, with virtually all titles for the DS, and 41 percent from our console titles, with 40 percent from titles for the Wii. In 2007, 64 percent of its net revenues was from handheld titles, with 56 percent from titles for the DS, while 30 percent was from console titles and 20 percent from Wii titles. In 2008, excluding Majesco Studios, cash fixed costs, which include general and administrative, product research, and the fixed portion of sales and marketing costs, are expected to be similar to 2007 in the range of $12 to $14 million. The Company expects 2008 gross margins to show continued modest expansion, improving over the 33.9 percent reported in 2007. The Company’s guidance assumes the release of approximately 25 titles in 2008 with approximately 9 Wii and 15 DS titles. This compares to 19 titles in 2007 with 2 Wii, 13 DS and 4 other.

Conference Call

At 4:30 PM ET today, management will host an earnings conference call. To access the call in the U.S., please dial 1-877-317-6701 and international callers please dial 1-412-317-6701. The access code for the call is 4881586. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 4881586.

About Majesco Entertainment Company

Majesco Entertainment Company is a provider of video games for the mass market. Building on 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Nancy DrewTM, Cooking Mama™ and Zoo HospitalTM for the Nintendo DSTM and Cooking Mama: Cook Off for the WiiTM console. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com.

Use of Non-GAAP Financial Information

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with GAAP, Majesco Entertainment uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Majesco include: non-GAAP gain on settlement of liabilities and other gains, non-GAAP settlement of litigation and related charges net, non-GAAP change in fair value of warrants, non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP basic and diluted earnings (loss) per share. These non-GAAP financial measures exclude the following items from the Company’s unaudited condensed consolidated statements of operations:

•	Gains on settlement of liabilities and other gains
•	Settlement charges related to the settlement of class action litigation
•	Change in fair value of warrants

For more information on these non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and non-GAAP Financial Measures” which includes a reconciliation of the non-GAAP to the GAAP results.

Safe Harbor

Some statements set forth in this release, including the estimates under the headings “Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of, current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii(TM) platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; final resolution of the class action and other litigation on terms acceptable to the company, and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2006. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #

For more information, please contact:

John Gross Chief Financial Officer Majesco Entertainment Company 732-225-8910	Mike Smargiassi/Joe Kessler Brainerd Communicators, Inc. 212-986-6667

MAJESCO ENTERTAINMENT COMPANY

UNAUDITED SUPPLEMENTARY

PRODUCT DATA

	Net Revenue By Platform
	FY08 Estimate*	FY07 Actual	FY06 Actual
CONSOLE:
Wii	39.8%	19.6%	0.0%
PS2	0.8%	6.8%	18.7%
Xbox	0.6%	3.2%	15.7%
	41.1%	29.7%	34.4%
HANDHELD:
DS	58.1%	55.5%	24.4%
GBA	0.0%	5.6%	28.0%
PSP	0.8%	3.0%	3.4%
	58.9%	64.1%	55.8%
OTHER	0.0%	6.2%	9.8%
TOTAL	100.0%	100.0%	100.0%

*Note: Company estimate as of January 14, 2008

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$7,277	$3,794
Due from factor	—	1,189
Accounts and other receivables	670	3,103
Inventory	3,850	2,438
Capitalized software development costs and license fees, current portion	2,171	1,489
Prepaid expenses	1,128	2,226
Total current assets	$15,096	$14,239
Property and equipment – net	568	701
Capitalized software development costs and license fees, net of current portion	549	—
Other assets	100	71
Total assets	$16,313	$15,011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,488	$10,911
Share based litigation settlement	2,822	—
Due to factor	1,527	—
Inventory financing payables	—	1,390
Advances from customers	425	961
Total current liabilities	12,262	13,262
Warrant liability	1,460	—
Stockholders’ equity:
Common stock – $.001 par value; 250,000,000 shares authorized; 28,675,962 and 23,427,462
issued and outstanding at October 31, 2007 and October 31, 2006 respectively	29	23
Additional paid in capital	100,201	94,529
Accumulated deficit	(97,524)	(92,754)
Accumulated other comprehensive loss	(115)	(49)
Total stockholders’ equity	2,591	1,749
Total liabilities and stockholders’ equity	$16,313	$15,011

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except share amounts)

	Year Ended October 31,		Three Months Ended October 31,
	2007	2006	2007	2006
Net revenues	$50,967	$66,683	$11,898	$21,497
Cost of sales
Product costs	25,936	32,259	6,124	11,708
Software development costs and license fees	7,746	14,599	2,061	5,543
	33,682	46,858	8,185	17,251
Gross profit (loss)	17,285	19,825	3,713	4,246
Operating costs and expenses
Product research and development	2,311	2,607	624	654
Selling and marketing	7,421	10,910	1,748	2,426
General and administrative	8,376	11,251	2,304	3,230
Depreciation and amortization	296	430	76	83
(Gain) loss on settlements	(266)	(4,753)	17	(246)
Settlement of litigation and related charges, net	2,822	—	322	—
Loss on impairment of software development costs	154	2,375	119	2,375
	21,114	22,820	5,158	6,147
Operating loss	(3,829)	(2,995)	(1,497)	(1,901)
Other expenses (income)
Interest and financing costs, net	1,552	2,371	75	993
Change in fair value of warrants	(611)	—	(611)	—
Loss before income taxes	(4,770)	(5,366)	(961)	(2,894)
Benefit from income taxes	—	—	—	—
Net loss	(4,770)	(5,366)	(961)	(2,894)
Fair value charge for warrants exercised at a discount
Net loss attributable to common stockholders	$(4,770)	$(5,366)	$(961)	$(2,894)
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.20)	$(0.24)	$(0.04)	$(0.13)
Weighted average shares outstanding:
Basic and diluted	23,891,860	22,616,419	24,439,973	22,430,614

Majesco Entertainment Company and Subsidiary

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(In thousands, except per share data)

	Three Months Ended October 31, 2007			Three Months Ended October 31, 2006
	GAAP	Adjustment	Non-GAAP (a)	GAAP	Adjustment	Non-GAAP (a)
Net revenues	$11,898	$—	$11,898	$21,497	$—	$21,497
Cost of sales
Product costs	6,124	—	6,124	11,708	—	11,708
Software development costs and license fees	2,061	—	2,061	5,543	—	5,543
	8,185	—	8,185	17,251	—	17,251
Gross profit	3,713	—	3,713	4,246	—	4,246
Operating expenses
Research and development	624		624	654		654
Selling and marketing	1,748		1,748	2,426		2,426
General and administrative	2,304		2,304	3,230		3,230
Gain on settlement of liabilities and other gains	17	(17)	—	(246)	246	—
Settlement of litigation and related charges, net	322	(322)	—	—		—
Loss on impairment of software development costs	119		119	—		—
Depreciation and amortization	76		76	83		83
	5,210	(339)	4,871	6,147	246	6,393
Operating loss	(1,497)	339	(1,158)	(1,901)	(246)	(2,147)
Other costs and expenses
Interest expense and financing costs, net	75		75	993		993
Change in fair value of warrants	(611)	611	—	—		—
Loss before income taxes	(961)	(272)	(1,233)	(2,894)	(246)	(3,140)
Provision for income taxes	—	—	—	—	—	—
Net loss	$(961)	$(272)	$(1,233)	$(2,894)	$(246)	$(3,140)
Net loss per share:
Basic and diluted	$(0.04)	$(0.01)	$(0.05)	$(0.13)	$(0.01)	$(0.14)
Weighted average shares outstanding
Basic and diluted	24,439,973	24,439,973	24,439,973	22,430,614	22,430,614	22,430,614
(a)

The Company defines non-GAAP operating loss and non-GAAP net loss as operating loss and net loss adjusted for vendor and litigation settlements, and the change in fair value of warrants issued in connection with the recent equity financing. Non-GAAP net loss per share equals non-GAAP net loss divided by the basic share count as of that period end. The Company believes the non-GAAP measures that exclude these items enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Majesco Entertainment Company and Subsidiary

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(In thousands, except per share data)

	Twelve Months Ended October 31, 2007			Twelve Months Ended October 31, 2006
	GAAP	Adjustment	Non-GAAP (a)	GAAP	Adjustment	Non-GAAP (a)
Net revenues	$50,967		$50,967	$66,683		$66,683
Cost of sales
Product costs	25,936		25,936	32,259		32,259
Software development costs and license fees	7,746		7,746	14,599		14,599
	33,682	—	33,682	46,858	—	46,858
Gross profit	17,285	—	17,285	19,825	—	19,825
Operating expenses
Research and development	2,311		2,311	2,607		2,607
Selling and marketing	7,421		7,421	10,910		10,910
General and administrative	8,376		8,376	11,251		11,251
Gain on settlement of liabilities and other gains	(266)	266	—	(4,753)	4,753	—
Settlement of litigation and related charges, net	2,822	(2,822)	—			—
Loss on impairment of software development costs	154		154	2,375		2,375
Depreciation and amortization	296		296	430		430
	21,114	(2,556)	18,558	22,820	4,753	27,573
Operating loss	(3,829)	2,556	(1,273)	(2,995)	(4,753)	(7,748)
Other costs and expenses
Interest expense and financing costs, net	1,552		1,552	2,371		2,371
Change in fair value of warrants	(611)	611	—	—	—	—
Loss before income taxes	(4,770)	1,945	(2,825)	(5,366)	(4,753)	(10,119)
Provision for income taxes	—	—	—	—	—	—
Net loss	$(4,770)	$1,945	$(2,825)	$(5,366)	$(4,753)	$(10,119)

Net loss per share:
Basic and diluted	$(0.20)	$0.08	$(0.12)	$(0.24)	$(0.21)	$(0.45)
Weighted average shares outstanding
Basic and diluted	23,891,860	23,891,860	23,891,860	22,616,419	22,616,419	22,616,419
(a)

The Company defines non-GAAP operating loss and non-GAAP net loss as operating loss and net loss adjusted for vendor and litigation settlements, and the change in fair value of warrants issued in connection with the recent equity financing. Non-GAAP net loss per share equals non-GAAP net loss divided by the basic share count as of that period end. The Company believes the non-GAAP measures that exclude these items enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.